                                                                      Exhibit 99



                       Investor Contact:    Curtis Lightburn
                                            Vice President of Investor Relations
                                            Phone: 813-829-2408
                                            E-Mail: cglightburn@intermedia.com
                                                    --------------------------

                       Media Contact:       Missie Hamilton Sargeant
                                            Digex, Incorporated
                                            Phone: 301-847-2438
                                            E-Mail: sargeant@digex.net
                                            ------  ------------------


                   DIGEX REPORTS SECOND QUARTER 1999 RESULTS

                   Revenues More Than Double To $12.6 Million

BELTSVILLE, MD, August 4, 1999 -- Digex, Incorporated (Nasdaq: DIGX) today announced that revenues for the quarter ended June 30, 1999, grew to $12.6 million from $4.8 million for the same period last year. For the first six months of 1999, revenues increased to $22.0 million from $8.6 million for the same period last year. Servers managed in Digex's data centers increased to 1,525 in second quarter 1999 from 788 servers in the same period last year.

"Record revenues were driven by the addition of new customers and growth among our existing customer base, as they add servers to support increased use of the Internet as a core business platform," said Mark Shull, president and chief executive officer of Digex. "In the marketplace, we're seeing a growing number of businesses that are outsourcing the management of their Web sites and Web-enabled business applications to managed hosting companies like Digex."

Forrester Research projects the Web hosting market will increase from $2 billion in 1999 to approximately $15 billion in 2003.

"Digex offers a comprehensive outsourcing solution that includes computer hardware, software, network technology, systems management, and value-added professional services such as stress testing," Shull said. "Furthermore, our relationship with Intermedia Communications Inc. (Nasdaq: ICIX), a top Internet and data communications company, provides complementary broadband access solutions to enable business customers to move applications to the Internet."

As expected, EBITDA (as defined below) for the quarter ended June 30, 1999, was negative $12.2 million, compared to a negative $2.9 million in the same period last year. For the first six months of 1999, EBITDA was negative $16.5 million, compared to negative $4.7 million in the same period last year.

"Additional operating expenses were the result of increases in technical support personnel to staff our two new Internet data centers, additional sales and service personnel, and the added overhead that is required of a newly independent company," said Bradley Sparks, chief financial officer for Digex.

Digex also reported a second quarter net loss of $18.1 million, or ($0.36) per share on a pro forma basis, compared to a net loss of $5.0 million, or ($0.10) per share on a pro forma basis, in the same period last year. For the first six months of 1999, the company reported a net loss of $26.7 million, or ($0.53) per share on a pro forma basis, compared to a net loss of $8.8 million, or ($0.18) per share on a pro forma basis, in the same period last year.

In the last week, Digex completed its initial public offering (IPO) of 11,500,000 shares of common stock, representing 18.7% of its common stock, raising gross proceeds of $195.5 million. Parent company Intermedia Communications Inc. retained 81.3% of the equity interest in Digex.

Among other second quarter highlights, Digex also:

  . Significantly grew its core enterprise hosting business, adding key customers, including Compaq, Lawson Software, and Philips Components, a subsidiary of Philips Electronics, and expanded its services with Martha Stewart Living Omnimedia and other existing customers.
  . Continued to see strong growth in the emerging application hosting market, adding 16 new customers during the second quarter.
  . Expanded its distribution channel program, adding 40 new partners during the second quarter.
  . Saw increased demand for Digex's value-added services, including Digex SmartServices(SM) Version 3.0 which includes enhanced features for security, backup, reporting, monitoring, and administration.

EBITDA consists of earnings before interest and other income, income taxes, depreciation and amortization. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA is not a term defined by generally accepted accounting principles, and, as a result, the measure of EBITDA presented herein may not be comparable to similarly titled measures used by other companies.

About Digex

Digex is a leading provider of Web and application hosting services for some of the world's leading companies that rely on the Internet as a critical business tool. Digex also offers value-added enterprise and professional services, including performance and security testing, monitoring, reporting, and networking services. Digex customers, from mainstream corporations to Internet-based businesses, leverage Digex's services to deploy secure, scalable, high performance business solutions, including electronic retailing, online banking, online procurement and customer self-service applications. Digex is a subsidiary of Intermedia Communications Inc. (Nasdaq: ICIX). Additional information on Digex is available at http://www.digex.com.
                      --------------------

                              DIGEX, INCORPORATED

                      CONDENSED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                     (In thousands, except share information)


                                                   Three Months Ended                                  Six Months Ended
                                          -------------------------------------               ------------------------------------
                                          June 30, 1999           June 30, 1998               June 30, 1999          June 30, 1998
                                          -------------           -------------               -------------          -------------
Revenues                                    $    12,629           $     4,752                  $     22,021           $     8,621

Costs and expenses:

  Cost of operations                              2,694                 1,491                        4,346                  2,378
  Cost of services                                3,478                 1.567                        7,430                  2,674
  Selling, general and administrative            18,658                 4,639                       26,727                  8,276
  Depreciation and amortization                   5,652                 2,027                        9,966                  4,054
                                            -----------           -----------                  -----------            -----------
Total costs and expenses                         30,482                 9,724                       48,469                 17,382
                                            -----------           -----------                  -----------            -----------
Loss from operations                            (17,853)               (4,972)                     (26,448)                (8,761)
Interest expense                                   (239)                    -                         (239)
                                            -----------           -----------                  -----------            -----------
Net loss                                    $   (18,092)          $    (4,972)                 $   (26,687)           $    (8,761)
                                            ===========           ===========                  ===========            ===========

Pro forma net loss per common share -
  basic and diluted                         $     (0.36)          $     (0.10)                 $     (0.53)           $     (0.18)
                                            ===========           ===========                  ===========            ===========
Shares used in computing pro forma basic
  and diluted net loss per share (1)         50,000,000            50,000,000                   50,000,000             50,000,000
                                            ===========           ===========                  ===========            ===========

EBIDTA                                          (12,201)               (2,945)                     (16,482)                (4,707)

--------
(1) Pro forma basic and diluted loss per share have been calculated assuming that the common shares issued in connection with our recapitalization in April 1999 were outstanding for all periods of Digex presented. These shares do not include the effect of the initial public offering of shares that occurred subsequent to June 30, 1999.

                                      ###